Exhibit 99.1

CONTACT:

Jeff Baum

972-797-9495

jeffrey.baum@eds.com

FOR RELEASE TIME 8:00 a.m. CT, FRIDAY, MARCH 21, 2003

EDS releases details of former Chairman and CEO Dick Brown's severance

PLANO, Texas - In connection with the management change announced yesterday, EDS today reported the financial impact of its obligations under former Chairman and CEO Dick Brown's employment agreement. The agreement, entered into in December 1998, was part of attracting Mr. Brown to EDS from Cable and Wireless plc.

The principal components of the severance obligation are as follows:

*    $12.4 million in a cash payment.

*    Vesting of 344,000 previously awarded deferred stock units valued at $5.4 million, based on yesterday's closing price of $15.77.

*    Retirement benefits with a present value of $19.6 million, to be paid in monthly installments. These benefits were scheduled to vest in
      December 2003.
*    Continuation of certain other benefits and acceleration of unvested stock options.

As a result of the severance obligation, EDS will record a one-time compensation expense of approximately $.06 per share in the first quarter of 2003.

About EDS

EDS, the leading global services company, provides strategy, implementation and hosting for clients managing the business and technology complexities of the digital economy.  EDS brings together the world's best technologies to address critical client business imperatives.  It helps clients eliminate boundaries, collaborate in new ways, establish their customers' trust and continuously seek improvement.  EDS, with its management-consulting subsidiary, A.T. Kearney, serves the world's leading companies and governments in 60 countries.  EDS reported revenues of $21.5 billion in 2002.  The company's stock is traded on the New York Stock Exchange (NYSE: EDS) and the London Stock Exchange.  Learn more at www.eds.com.